Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MakeMyTrip Limited:

We consent to the incorporation by reference in the registration statement (No. 333-168880) on Form S-8, (No. 333-215814) on Form S-8, (No. 333-218329) on Form S-8, (No. 333-226081) on Form S-8 and (No. 333-230912) on Form S-8 of MakeMyTrip Limited of our reports dated August 17, 2020, with respect to the consolidated statements of financial position of MakeMyTrip Limited and subsidiaries as of March 31, 2019 and 2020, the related consolidated statements of profit or loss and other comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of March 31, 2020, which reports appear in the March 31, 2020 annual report on Form 20‑F of MakeMyTrip Limited.

Our report dated August 17, 2020, on the effectiveness of internal control over financial reporting as of March 31, 2020, expresses our opinion that MakeMyTrip Limited did not maintain effective internal control over financial reporting as of March 31, 2020 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to controls over development and review of forecast financial information including related assumptions used in goodwill impairment testing that did not operate as designed to address the related risks of material misstatement has been identified and included in management’s assessment.

Our report dated August 17, 2020, on the effectiveness of internal control over financial reporting as of March 31, 2020, contains an explanatory paragraph that states that MakeMyTrip Limited acquired Quest2Travel.com India Private Limited during the year ended March 31, 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2020, Quest2Travel.com India Private Limited’s internal control over financial reporting associated with total assets of $21,312 thousands (of which $15,344 thousands represent intangible assets and goodwill included within the scope of the assessment) and total revenues of $3,715 thousands included in the consolidated financial statements of the Company as of and for the year ended March 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Quest2Travel.com India Private Limited.

/s/ KPMG Assurance and Consulting Services LLP

Gurugram, Haryana, India

August 17, 2020

* KPMG (Registered) (a partnership firm with Registration No. BA-62445) converted into KPMG Assurance and Consulting Services LLP (a Limited Liability Partnership with LLP Registration No. AAT-0367), with effect from July 23, 2020